Exhibit 8.2

[Form of Weil Tax Opinion]

[•], 2013

Leucadia National Corporation

315 Park Avenue South

New York, NY 10010

Ladies and Gentlemen:

We have acted as counsel to Leucadia National Corporation, a New York corporation (“Leucadia”), in connection with the Agreement and Plan of Merger dated as of November 11, 2012 (the “Agreement”), by and among Jefferies Group, Inc., a Delaware corporation (“Jefferies”), JSP Holdings Inc., a Delaware corporation and direct, wholly-owned subsidiary of Jefferies (“New Jefferies”), Jasper Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of New Jefferies (“Merger Sub One”), Leucadia, and Limestone Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Leucadia (“Merger Sub Two”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Agreement.

At your request, we are rendering our opinion concerning certain U.S. federal income tax consequences of (1) the merger of Merger Sub One with and into Jefferies (the “First Merger”) pursuant to the Agreement and Plan of Merger dated as of November 11, 2012 (the “First Merger Agreement”), by and among Jefferies, Merger Sub One and New Jefferies, (2) the conversion of Jefferies into a Delaware limited liability company (the “LLC Conversion”) and (3) the merger of New Jefferies with and into Merger Sub Two (the “Second Merger”, and together with the First Merger and the LLC Conversion, the “Transactions”) pursuant to the Agreement.

In rendering our opinion, we have examined and with your consent are relying upon: (1) the Agreement, (2) the First Merger Agreement, (3) the Form S-4 initially filed by Leucadia with the Securities and Exchange Commission (“SEC”) on

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[•], 2013

December 7, 2013, including the joint proxy statement/prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”) and (4) such documents and corporate records as we have deemed necessary or appropriate. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Leucadia and Jefferies.

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the Transactions set forth in the Agreement, the First Merger Agreement and the Registration Statement, (2) the consummation of the Transactions in the manner contemplated by, and in accordance with the terms set forth in, the Agreement, the First Merger Agreement and the Registration Statement, (3) the accuracy and completeness of the representations, as of the date hereof and as of the effective time of the Transactions, as applicable (i) made by Leucadia, on behalf of itself and Merger Sub Two, set forth in the certificate delivered to us by Leucadia, dated the date hereof and (ii) made by Jefferies, on behalf of itself, New Jefferies and Merger Sub One, set forth in the certificate delivered to us by Jefferies, dated the date hereof, (4) that any representations or statements made in such certificates which are qualified by knowledge or qualifications of like import are accurate without such qualification, (5) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Transactions and (6) that the Transactions will be reported by Leucadia, Jefferies and their respective affiliates in a manner consistent with our opinion set forth below.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm that the discussion contained in the Registration Statement under the caption “The Transactions—Material U.S. Federal Income Tax Consequences” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Transactions.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Transactions, or any inaccuracy in the facts, representations, warranties, covenants, undertakings or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no

Leucadia National Corporation
[•], 2013

responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

This opinion is issued in connection with the Registration Statement and may not be relied upon by anyone in any other context nor used for any other purpose. No opinion is expressed as to any transactions other than the Transactions.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,